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                                  Exhibit 99.1

                                  Press Release



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THURSDAY MAY 28, 7:32 PM EASTERN TIME

COMPANY PRESS RELEASE

SOURCE: FIRST AMERICAN CORPORATION

FIRST AMERICAN CORPORATION TO ACQUIRE PIONEER BANCSHARES INC.

NASHVILLE, Tenn., May 28 /PRNewswire/ -- First American Corporation (Nasdaq:
FATN) today announced it has reached a definitive agreement to acquire Pioneer Bancshares Inc. [OTC BB:PSHR] in a transaction valued at approximately $297 million.

Pioneer Bancshares is a $990 million bank holding company headquartered in Chattanooga, Tenn. The company's banking subsidiaries are: Pioneer Bank (Chattanooga, Tenn.), Valley Bank (Sweetwater, Tenn.) and Pioneer Bank f.s.b. (East Ridge, Tenn.), a federal savings bank. Pioneer has 34 banking offices in southeast Tennessee and northwest Georgia. Of those 34 offices, 23 are Pioneer Bank offices in Hamilton, Marion and Sequatchie Counties, nine are Valley Bank offices in Meigs, Monroe and McMinn Counties and two are Pioneer Bank f.s.b. offices in Hamilton County Tenn., and Whitfield County in Georgia.

Pioneer commands the largest deposit market share in Monroe County and the third largest in Hamilton and Marion Counties. The addition of these markets solidifies First American's presence in the fourth largest market in Tennessee.

Under the terms of the agreement, Pioneer shareholders will receive, in a tax-free exchange, 1.65 shares of First American common stock for each share of Pioneer stock. Banking operations of Pioneer will be consolidated with First American and will operate under the First American name. Also, a stock option has been granted to First American to purchase up to 19.9% of issued and outstanding common shares of Pioneer.

Dennis C. Bottorff, First American chairman and CEO, and Rodger B. Holley, chairman, president and CEO of Pioneer made the joint announcement.

"The addition of Pioneer is a strategic geographic fit which gives First American the third leading market share in the Chattanooga MSA," Bottorff said. "We are excited to have a stronger presence in this area. It will better enable us to serve our clients with greater access and convenience to meet their individual financial needs."

Holley said, "Our combination with First American serves as a continuance of the value we place on customer service and relationship banking. First American's tailored client solutions will offer our clients broader product and service lines, coupled with an added emphasis on consumer and small business lending."


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The transaction is subject to regulatory approval and a vote of Pioneer shareholders. It is expected to close in the fourth quarter of 1998. The merger will be accounted for as a pooling-of-interests and is expected to be neutral to 1999 earnings and accretive to First American's 2000 earnings. These expectations are based on estimated cost and revenue savings of approximately 40 percent of Pioneer's cost base. First American expects to incur restructuring and merger-related, pre-tax charges of approximately $16 million.

Pioneer's 1997 net income was $9.8 million. Its return on average assets (ROA) was 1.07 percent and its return on average equity (ROE) was 10.2 percent for the period. In addition, Pioneer achieved an efficiency ratio of 62.6 percent and a net interest margin of 4.70 percent. At Dec. 31, 1997, its allowance for loan losses equaled 1.23 percent of loans, the equity to assets ratio was 10.4 percent, and the ratio of nonperforming assets to loans was 0.40 percent.

On May 26, and April 22, 1998, respectively, First American announced the signing of definitive agreements under which The Middle Tennessee Bank and Peoples Bank of Dickson will be merged into First American. The Middle Tennessee Bank is a $232 million bank headquartered in Columbia, Tenn., with seven banking offices. Peoples Bank is a $135 million bank headquartered in Dickson, Tenn., with six banking offices. Both of these middle Tennessee transactions will be accounted for as pooling-of-interests and are expected to close before year-end 1998.

On May 1, 1998, First American announced the completion of its merger with Deposit Guaranty Corp. The Deposit Guaranty transaction continues to progress as originally scheduled with expected systems conversion to be completed in the fall of 1998. As a result of the merger, First American is now an $18.2 billion financial services holding company headquartered in Nashville, Tenn., with 335 banking offices and approximately 650 ATMs in Tennessee, Mississippi, Louisiana, Virginia, Kentucky and Arkansas. The company has additional mortgage offices in Oklahoma, Nebraska, Texas, Indiana and Iowa. The corporation is the parent company of First American National Bank, Deposit Guaranty National Bank, First American Federal Savings Bank in Virginia and First American Enterprises Inc. The company also owns 98.75 percent of IFC Holdings, Inc. (formerly INVEST). Through IFC, the company has approximately 1,900 representatives selling mutual funds, annuities and other investment and insurance products in more than 1,000 investment centers throughout the U.S.

To the extent that statements in this report relate to the plans, objectives or future performance of First American Corporation, these statements are considered to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on Management's current expectations and the current economic environment. Actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. Additional discussion of factors affecting First American's business and prospects is contained in the Company's periodic filings with the Securities and Exchange Commission.


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FIRST AMERICAN CORPORATION / PIONEER BANCSHARES INC.
May 28, 1997
Deal Summary Fact Sheet

    STRUCTURE:
    -- Pooling of interests
    -- Tax-free exchange
    -- Definitive agreement signed

    TERMS:
    -- 1.65 shares of First American common stock for each common share of
       Pioneer
    -- 19.9% stock option from Pioneer to FATN

    PRICING:  (Based on closing share prices as of May 27, 1997)
    -- FATN closing price (5/27/97): $46.25
    -- Purchase price:  $297 million
    -- Purchase price per share:  $76.31
    -- Price/Book (1Q98):  2.88x
    -- Price/1998 estimated earnings: 27x
    -- Price/1999 estimated earnings: 24x
    -- Price/1999 estimated earnings (with full synergies): 14x

    TIMING:
    -- Expected to close in the fourth quarter of 1998
    -- Subject to Pioneer shareholder and regulatory approvals

    PIONEER 1997 PERFORMANCE:
    -- ROA: 1.07%
    -- ROE: 10.2%
    -- 3-Year Net Income CAGR: 6%
    -- Equity Assets: 10.44%
    -- Net interest Margin: 4.70%
    -- Productivity Ratio: 62.6%
    -- Fee Income/Total Revenue:  21%

    ACQUISITION RATIONALE:
    -- In market transaction
    -- Natural fill-in to FATN's Southeast Tennessee market
    -- Gives FATN significant presence in the fourth largest market in Tennessee -- Improved earnings capability through overlay of FATN's superior customer profitability and distribution management technology
    -- 40%+ expected synergies


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